Exhibit 10.1

AMENDEMENT, WAIVER AND WARRANT CANCELLATION AGREEMENT

This letter agreement (this “Letter Agreement”) is made as of August 10, 2026 (the “Letter Agreement Date”), and is made by and between Veea Inc., a Delaware corporation (the “Company”), and White Lion Capital LLC, a Nevada limited liability company (the “Investor”), and references to (i) that certain Note Purchase Agreement, dated January 14, 2026, as amended thereafter, by and between the Company and the Investor (the “NPA”), and (2) that certain Common Stock Purchase Agreement, dated December 2, 2024, by and between the Company and the Investor (as amended by Amendment No. 1 thereto effective June 2, 2025, and as may be further amended from time to time, the “ELOC Agreement”).

WHEREAS, pursuant to Section 5 of the NPA, the Company issued to the Investor certain warrants to purchase shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) specifically, (a) a warrant dated January 14, 2026 to purchase 990,099 shares of Common Stock (the “First Warrant”), (b) a warrant dated April 16, 2026 to purchase 734,214 shares of Common Stock (the “Second Warrant”) and (c) a warrant dated May 15, 2026 to purchase 888,099 shares of Common Stock (the “Third Warrant” and collectively with the First Warrant and Second Warrant, the “Warrants”);

WHEREAS, the Company and the Investor consummated a fourth closing under the NPA on July 10, 2026, pursuant to which the Investor provided an additional loan to the Company in the amount of $555,556, and the Company issued a convertible promissory note to the Investor in such principal amount, but did not issue the applicable warrants required to be issued to the Investor, pursuant to the provisions of the NPA;

WHEREAS, the Company and the Investor have agreed to the cancellation of the Warrants as more specifically provided in this Letter Agreement; and

WHEREAS, the Company and Investor desire to amend and waive certain provisions of the NPA and the ELOC Agreement, as provided herein.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Cancellation of Warrants

(a) The Investor and the Company hereby irrevocably agree that concurrent with the delivery of the Regular Purchase Notice by the Company to the Investor dated August 5, 2026 (the “Purchase Notice”), each Warrant was automatically cancelled, terminated and extinguished and rendered null and void (without necessity of any further action by the Company or the Investor) and all of the Investor’ rights, title and interest in the Warrants (including any claims the Investor may have against the Company thereunder or related thereto) were irrevocably extinguished. The Investor releases, waives and forever discharges the Company and each of its affiliates and their respective members, shareholders, officers, directors, and employees, from any and every action, cause of action, complaint, claim, demand, administrative charge, legal right, compensation obligation, damages (including exemplary or punitive damages), benefits, liability, costs and/or expenses (including attorneys’ fees), that Investor has, may have, or may be entitled to against the Company, whether legal, equitable or administrative, whether known or unknown, whether past, current or future, which arise directly or indirectly out of, or are related in any way to, the Warrant.

(b) The Investor represents and warrants to the Company that (i) the Investor was the sole owner of the Warrants; (ii) the Warrants were, at the time of the cancellation, free and clear of all liens, charges, security interests, assessments, encumbrances, claims and restrictions of any kind, including any liability to or claims of any creditor of the Investor; (iii) the Investor had not transferred or pledged any interest in the Warrants to any Person, and the Investor had not granted any rights to purchase all or any part of the Warrants to any Person.

2. NPA.

(a) The Company and the Investor mutually agree that the First Closing, the Second Closing, the Third Closing and the Fourth Closing have all been completed prior to the Letter Agreement Date and that any right to consummate the Fifth Closing has been terminated and of no further force or effect.

(b) The Company and the Investor mutually agree that any obligation of the Company to issue to the Investor common stock purchase warrants, in connection with the Fourth Closing (the “Fourth Closing Warrants”) are hereby deleted from the NPA and the Investor agrees to waive any rights, whatsoever it has or may have ever had to the issuance the Fourth Closing Warrants.

(c) Section 5 SPECIAL COVENANTS is hereby amended as follows:

(i) Paragraph (a) Opinion Letter. thereof is hereby amended by replacing the paragraph reference “(a)” with “(d) Opinion Letter.”;

(ii) Paragraph (b) Issuances of Warrants and Underlying Warrants is hereby amended by (x) replacing the paragraph reference of “(b)” with “(e) and (y) replacing subclauses (C) and (D) thereof in their entirety.

(iii) Replacing the following current paragraph references therein to read:

“(c) Fees and Expenses.” with “(f) Fees and Expenses.”

“(d) Stockholder Approval.” with “(g) Stockholder Approval.”

“(e) Short Sales.” with “(h) Short Sales.”; and

“(f) OID.)” with “(i) OID.”

(iv) Paragraph (g) Stockholder Approval is hereby amended by replacing the phrase “within one hundred and eighty days (180) days from the First Closing Date” in its entirety to read “no later September 30, 2026.”

(d) Section 10 DEFINED TERMS is hereby amended by adding the following defined terms:

“ELOC Agreement” has the meaning given such term in the Warrants.

“Letter Amendment Date” means August 10, 2026.

3. NPA Waivers. The Investor, on behalf of itself and its successors and assigns, hereby waives any and all rights it may have under the provisions of the NPA or otherwise that would prohibit or require the consent of the Investor, or would provide the Investor with any rights, whatsoever, including, without limitation, any and all rights under NPA Section 5(c) (Rollover Rights) as a result of the Company’s entering into and conducting the At The Market Offering with Roth Capital, pursuant to the Company’s shelf registration statement on Form S-3 (333-297083) filed by the Company on June 26, 2026, and declared effective by the SEC on July 1, 2026, and the applicable prospectus supplement filed in connection therewith, all as may be amended from time to time.

4. Form S-3 Registration Statement. In accordance with Section 2(a) of the Registration Rights Agreement effective as January 14, 2026, by and between the Company and the Investor (the “Registration Rights Agreement”), the Company filed the Initial Registration Statement (as defined in the Registration Rights Agreement), which was declared effective May 12, 2026. The Company agrees to use its commercially reasonably efforts to include the maximum number of Registrable Securities (as defined in the Registration Rights Agreement) the Company is able to include in the next Registration Statement on Form S-3 filed by the Company following the Letter Agreement Date that registers resale of the Company’s securities.

5. ELOC Agreement Waivers. The Investor, on behalf of itself and its successors and assigns, hereby waives any and all rights it may have under the provisions of the ELOC Agreement or otherwise, that would prohibit or require the consent of the Investor, in connection with any and all transactions taken pursuant to the Purchase Notice and the cancellation of the Warrants.

6. Miscellaneous.

(a) Effect of Amendments and Waivers. Except as expressly amended or waived herein, this Letter Agreement shall not be deemed to waive, amend, or modify any other rights or provisions contained in the NPA.

(b) Further Assurances. The parties hereto shall execute and deliver such additional documents and take such additional actions as the parties reasonably may deem to be practical and necessary in order to consummate the transactions contemplated by this Letter Agreement.

(c) Survival of Warranties. The representations and warranties of the parties contained in or made pursuant to this Letter Agreement shall survive the execution and delivery of this Letter Agreement.

(d) Notice. Any notice required or allowed to be given under this Letter Agreement shall be delivered in the manner prescribed by the NPA.

(e) Amendments. This Letter Agreement may not be modified, waived or terminated except by an instrument in writing, signed by the party against whom enforcement of such modification, waiver, or termination is sought.

(f) Binding Agreement. Except as otherwise provided herein, this Letter Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.

(g) Severability. If any provision of this Letter Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Letter Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

(h) Counterparts. This Letter Agreement may be executed in one or more counterparts (including by facsimile or electronic mail or in .pdf) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.

(i) Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Letter Agreement, including, without limitation the release contained in Section 6(c) hereof, were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Letter Agreement and to enforce specifically the terms and provisions of this Letter Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise.

(j) Governing Law. THIS LETTER AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS AND THE DISPUTE RESOLUTION PROVISIONS SET FORTH IN THE AGREEMENT.

** Signature Pages Follow **

IN WITNESS WHEREOF, the parties hereto have caused this Letter Agreement to be executed as of the Letter Agreement Date.

VEEA INC.

By:	/s/ Greg Deisher
Name:	Greg Deisher
Title:	Acting CFO, COO and EVP

WHITE LION CAPITAL, LLC

By:	/s/ Nathan Yee
Name:	Nathan Yee
Title:	Managing Director

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